Exhibit 10.17

Date: May 22, 2019

To,

Kind Attn.: Mr. Alap Uttamchandani

Incubex Business Consulting Services Private Limited

No. 126, YOGA Building, 4th Floor,

KHB, 5th Block, Koramangala,

Bangalore – 560095, Karnataka, India

BINDING LETTER OF INTENT TO LEASE

This Binding Letter of Intent to Lease (“LOI”) shall serve to outline a proposal for the lease of the Demised Premises. The terms set out in this LOI will be relied upon to prepare definitive documentation in relation to lease of the Demised Premises and associated services (“Services”) in relation to the Demised Premises. The basic terms of the proposal are as follows:

Particulars	Terms
Intending Sub Lessor	Incubex Business Consulting Services Private Limited (CIN: U74900KA2016PTC085918)
Intending Sub Lessee	Near India Private Limited (CIN: U72200KA2009PTC050999)
Parties	The Intending Sub Lessor and the Intending Sub Lessee shall be collectively referred to as the “Parties”.
Proposed Office Address	No. 1, Kathalipalya, 6th Block, Koramangala – 560095 (“Demised Premises”)
Chargeable Leasable Area of the Demised Premises	20,098 Sq. Ft. (twenty thousand and ninety-eight square feet) covering the fully furnished entire building in the abovesaid address, shown in the approximate location identified on the building plan attached hereto as Annexure A (“Chargeable Leasable Area”).
Office Floor Plan of the Demised Premises	Attached in Annexure A to this LOI
Monthly Office Rent and Common Area Maintenance (CAM) Charges

INR 120 (Rupees One Hundred and Twenty Only) (excluding applicable taxes) per Sq. Ft. (“Lease Rental”) payable in advance for each month, on or before the 10th day of every month, subject to receipt of invoice for the same from the Intending Sub Lessor on the 1st day of that month.

The Lease Rental for the first quarter (i.e. a period of 3 (three) months) of occupation from the Rent Commencement Date will be paid by the Intending Sub-Lessee to the Intending Sub-Lessor, in advance, at the end of 2 (two) months from start of project work at the Demised Premises by the Intending Sub-Lessor (hereinafter referred to as “Advance Lease Rental”). Notwithstanding anything to the contrary, the Advance Lease Rental shall be paid by the Intending Sub Lessee only after execution and registration of the Lease Deed.

The date of start of project work at the Demised Premises shall be intimated by the Intending Sub Lessor to the Intending Sub Lessee in writing.

Condition of handover on the Rent Commencement Date	Fully fitted-out office space as per agreed layouts as specified in Annexure A, with BESCOM power, DG and UPS power back up.

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PS: The fit-out specifications will be as per design specifications as agreed between the Parties and made part of this LOI by executing an amendment (“Design Specifications”). The Parties shall discuss and finalise the Design Specifications within 7 (seven) days from the date of execution of this LOI.

The Intending Sub Lessee shall have the right to request minor modifications to the Design Specifications, and the Intending Sub Lessor shall make such modifications to the Demised Premises without any additional cost.

Committed Handover Date	Earlier of (i) October 01, 2019 or (ii) actual handover of the fully furnished Demises Premises as per the Design Specifications
Rent Commencement Date	Actual handover of the fully furnished Demises Premises as per the Design Specifications
Liquidated Damages for delay in handover of the Demised Premises

If the Intending Sub Lessor fails to handover the possession of the fully furnished Demised Premises on or before the Committed Handover Date, the Intending Sub Lessee shall be entitled to levy liquidated damages at the rate of 25% (twenty five per cent) of the monthly Lease Rental payable per week of delay beyond the Committed Handover Date (“Liquidated Damages”).

In case of any Liquidated Damages levied under this LOI, the Intending Sub Lessor shall make payment of the same to the Intending Sub Lessee within 10 (ten) days of the Rent Commencement Date. In case of any failure of the Intending Sub Lessor to make payment of the Liquidated Damages within the above mentioned time, the Intending Sub Lessee shall deduct such Liquidated Damages from the Lease Rental payable post completion of the period for which Advance Lease Rental has already been paid, and the Intending Sub Lessee shall charge interest at the rate of 1.5% per month for the period from the Rent Commencement Date upto the date when the amount is deducted from subsequent Lease Rental payments.

Sub-Lease Term	84 (eighty four) months from Rent Commencement Date, with an option of the Intending Sub Lessee to renew it for a further period as agreed between the Parties.
Lock-In Period

60 (sixty) months from Rent Commencement Date (“Lock-In Period”)

Subject to the termination rights of either Party under this LOI, neither the Intending Sub Lessor nor the Intending Sub Lessee shall be permitted to terminate the lease mentioned under this LOI for the duration of the Lock-In Period.

Notice Period for Exit / Termination of Lease

06 (six) months post completion of the Lock-In Period.

The Parties have agreed that during the above notice period, the Intending Sub-Lessee shall not make any payment of the Lease Rental for the duration till when the amount of Lease Rental payable for the abovementioned notice period equals the amount of the Security Deposit paid as per this LOI.

Interest Free Refundable Security Deposit (IFRSD)

INR 1,75,00,000 (Rupees One Crore Seventy-five Lacs Only) as security deposit to the Intending Sub Lessor, payable in the following manner:

●     INR 1,00,00,000 (Rupees One Crore Only) upon execution of this LOI;

●     INR 75,00,000 (Rupees Seventy-five Lacs Only) after 1 (one) month from the start of the project work by the Intending Sub Lessor, or upon completion of due diligence on the Demised Premises by the Intending Sub Lessor as per satisfaction of the Intending Sub Lessee, whichever is later.

(The above are collectively referred to as the “Security Deposit”.)

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The Intending Sub Lessor shall hold the Security Deposit, without interest, for the Sub-Lease Term.
Permitted Use

The Intending Sub Lessee shall use the Demised Premises for its business purpose that includes development of software-based technology products/platforms as well as rendering of services through deployment and use of such technological products/platforms. The Intending Sub Lessee will also be permitted to use the Demised Premises for all matters incidental to its ordinary business purpose, illustratively for storage, installation and operation of telecommunication and other similar communication and electronic devices as well as setting up of facilities for employees’ use in ordinary course.

The Intending Sub Lessee shall have the right to install trade fixture and signage suitable to its use of the Demised Premises.

Floor Layout	The floor layout of the Demised Premises including the number and placement of the work desks will be mutually agreed upon between the Parties and in line with the specifications mentioned in Annexure A. The floor layout will have adequate number of conference/meeting rooms, phone booths, kitchen/pantry space, lounge area, IT server room, janitor’s closet and such other specifically demarcated/designed space as mutually agreed between the Parties.
Office Fit-outs and Design Specifications

The Demised Premises shall have customized fit-outs including without limitation, work-desks, chairs, storage cabinets, drawing boards, telephones, other audio-visual communication equipment, adequate electrical equipment for lighting, air-conditioning and other requirements that are required to be met in the ordinary course and in line with the Design Specifications. The space that are not dedicated to work-desks will have appropriate furniture such as adequate number of tables, couches and other applicable equipment such as coffee machine, microwave, gymnasium equipment etc. The make, model and type of all office fit-outs and equipment that are used in the Demised Premises will be mutually agreed upon between the Parties.

The Intending Sub Lessee shall have the right to install furniture, fixtures, fittings and equipments in the Demised Premises sourced by it separately.

Additional Services by Intending Sub Lessor

The Intending Sub Lessor shall be responsible for the following in relation to the common area (including the basement and terrace) of the Demised Premises:

Cleaning of Demised Premises: Daily upkeep of the common area of the Demised Premises by way of cleaning, as well as cleaning on a need-based manner upon conclusion of specific events, pest extermination on a periodic basis, exterior window cleaning.

Equipment Maintenance: Elevator maintenance, fire alarm testing and maintenance, base building system maintenance.

Security Services: Provision of security guards and video surveillance.

Car and Two-wheeler Parking Slots Allocated

10 Car Parking Slots on the basement of the Demised Premises, and space allocated for two-wheeler parking on the basement as well as the outside common area of the Demised Premises.

PS: The Intending Sub Lessee may use these car parking slots as two-wheeler parking slots at their discretion.

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Monthly Parking Fees (for parking slots allocated above)	Car Parking Slots – INR 5,000 (excluding applicable taxes) per slot i.e. INR 50,000 (excluding applicable taxes) for all 10 (ten) car parking slots allocated in the basement of the Demised Premises (“Parking Charges”).
Annual Escalation %	There will be an escalation of 5% (five per cent) on the last applicable amounts of Rent payable for the previous one year duration within the Sub-Lease Term, once at each anniversary of the Rent Commencement Date.
Scope of housekeeping and maintenance of common areas of the Demised Premises	All these activities shall be under the scope of the Intending Sub Lessor, which will not be chargeable additionally.
Cafeteria Access Charges

These charges are included under the Rent payable as mentioned above.

PS: The arrangement of food served by any vendor in this cafeteria will be at the cost of the Intending Sub Lessee.

It is the responsibility of the Intending Sub Lessor to apply for and procure all the necessary consents, licenses and authorizations (as applicable) for the Intending Sub Lessee to cook and serve food at the cafeteria in the Demised Premises. All such consents, licenses and authorizations (as applicable) shall be obtained by the Intending Sub Lessor at its sole cost and expense.

Power Allocated in the Demised Premises	Power 1 kVA for every 100 Sq. Ft. leased of the Chargeable Leasable Area.
Power Charges payable to Intending Sub Lessor for the Chargeable Leasable Area, for period of lease

Following charges shall be payable by the Intending Sub Lessee to the Intending Sub Lessor, on or before the 10th day from receipt of undisputed invoice for the same from the Intending Sub Lessor:

Electricity Charges from BESCOM: The Intending Sub-Lessor shall provide permanent power of 1 kVA per 100 Sq. Ft. of the Chargeable Leasable Area. For this purpose, the Intending Sub-Lessor will install a separate sub meter for the Chargeable Leasable Area for the exclusive use and at the disposal of Intending Sub-Lessee. This will be charged at the applicable rate per unit of the Chargeable Leasable Area including the Demand charges, from time to time. Further, a transmission loss shall also be chargeable as invoiced by Bangalore Electricity Supply Company (“BESCOM”).

Charges for usage of Diesel Generator (DG): This will be charged at per actual usage of diesel as per prevailing diesel rates. This rate is linked with current prices of diesel.

(The above charges are collectively referred to as “Power Charges”.)

Electricity charges for common areas of the Demised Premises	These charges are included in the Rent payable as provided above. PS: Common areas for electricity usage shall include elevator lobbies on all floors, stairs, elevator car and basement.
Monthly Water Charges	These charges are included in the Rent payable as provided above. However, if there is any requirement to procure water tankers to meet shortfall (if any), that will be charged to the Intending Sub Lessee on actuals on an open book basis by the Intending Sub Lessor.

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Monthly Charges for Managed Office Services opted for by Intending Sub Lessee	A separate discussion is required on which of these services the Intending Sub Lessee would like to avail from the Intending Sub Lessor. Whatever is agreed will be captured in the definitive sub-lease deed executed between the Parties in relation to the subject matter hereof (“Sub Lease Deed”).
Taxes & Duties

a)       Property Taxes: All present and future property and municipal taxes, cesses, levies, other outgoings relating to the land and building including but not limited to property tax, land tax, building tax, corporate tax, house tax, local government charges pertaining to the Demised Premises shall be borne exclusively by the Intending Sub Lessor.

b)       GST: Good and Services Tax (GST) shall be borne by Intending Sub Lessee at the rate as applicable from time to time on the Rent, Parking Charges and Power Charges payable.

Authority of Intending Sub Lessor	The Intending Sub Lessor represents, warrants and guarantees that it has all power, authority and approvals to Sub Lease the Demised Premises to the Intending Sub Lessee, including all the requisite approvals and authorisation from the owner of the Demised Premises and that Intending Sub Lessee will enjoy quiet possession of the Demised Premises during the Sub-Lease Term.
Registration charges for the Sub Lease Deed	The Intending Sub Lessee shall register the Sub Lease Deed at the appropriate sub registrar’s office and the Intending Sub Lessee shall bear the entire cost of the registration charges.
Sub Lease Rights	The Intending Sub Lessee is not entitled to further sub Lease/ sublet the Demised Premises.
Representation and Warranties

The Intending Sub Lessor represents, warrants and covenants to the Intending Sub Lessee that:

(a)  The Intending Sub Lessor has all the rights to sub-lease the Demised Premises and is in possession thereof and that the Intending Sub Lessee shall have unhindered right and access to the Demised Premises without any restriction as to time throughout the Sub Lease Period including the sole and exclusive right to the sole and exclusive use of the fittings and fixtures placed within the Demised Premises.

(b)  The Intending Sub Lessor is entitled to the common facilities and amenities provided with respect to the Demised Premises and passes on a right and license to use the common facilities and amenities to the Intending Sub Lessee.

(c)  The Intending Sub Lessor is entitled to and possesses the full rights and unrestricted powers to grant the sub-lease of the Demised Premises, and all consents, concurrence or confirmation from the owner of the Demised Premises have been taken by the Intending Sub Lessor.

(d)  The Demised Premises is free of all encumbrances including but not limited to mortgages, liens or any other charges of any nature whatsoever, and there are no restrictive covenants operating upon the Intending Sub Lessor and/or the Demised Premises, in leasing out the Demised Premises to the Intending Sub Lessee. Further, the Demised Premises are not subject matter of any judgment, decree or order of any court of law or any pending litigation whereby the Intending Sub Lessor may be prevented from granting the same on lease.

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(e)  There is no impediment, legal or otherwise in giving the Demised Premises on lease.

(f)   The concerned planning authority has sanctioned the Demised Premises for usage for commercial purposes and for usage as office premises. The same therefore, can be lawfully used for the sanctioned purpose as aforesaid.

Indemnity	The Intending Sub Lessor agrees to indemnify and hold harmless the Intending Sub Lessee, its employees, officers and agents from and against any claim, loss, liability or cost of any person, firm or corporation, including, without limitation, legal fees, arising out of any breach of any terms and conditions in this LOI and/or any of the representations and assurances given under this LOI. In the event any notices and/or claims are received by the Intending Sub Lessee and/or the Intending Sub Lessor in connection with the Demised Premises and/or any proceedings are initiated by the third party in connection with the Demised Premises, the Intending Sub Lessor shall promptly adjust, settle, defend, or otherwise dispose of such notices and/or claim(s) at its sole cost and furnish certified copies thereof to the Intending Sub Lessee. If the Intending Sub Lessor does not diligently and continuously pursue this matter, the Intending Sub Lessee reserves the right to take such action on behalf of itself and/or as attorney for the Intending Sub Lessor to adjust, settle, defend, or otherwise, dispose of such notices and/or claim(s) and/or proceedings at the costs of the Intending Sub Lessor. In such case, the Intending Sub Lessor shall reimburse the Intending Sub Lessee for any costs, charges, expenses and/or penalties incurred by the Intending Sub Lessee in respect thereof.
Confidentiality	The Parties shall maintain in the strictest confidence all matters concerning (1) the terms of this LOI; (2) any information or documentation related to the negotiations pertaining to the Lease Deed; and (3) the transaction set forth in this LOI. If asked about any of the above matters, each Party shall respond that it is not at liberty to discuss these matters because they are the subject of a confidentiality agreement. Notwithstanding the foregoing, the Parties may disclose (i) information necessary to enforce their rights under this LOI, (ii) information which the Parties are required to disclose pursuant to due process of law, and (iii) such limited information concerning this LOI to such persons required to have knowledge of such information in order for the Parties to comply with the terms and conditions of this LOI. The Parties agree not to issue any press release or make any public disclosure concerning the transaction contemplated herein without the prior written approval of the other Party, and agree not to disclose such matters except to such attorneys, accountants, lenders and others as are reasonably required in order to consummate the transaction contemplated in this LOI. A breach of this covenant shall entitle the aggrieved Party to damages caused by such disclosure as well as injunctive relief. The term of this paragraph shall survive the expiration or termination of this LOI.
Termination of the Lease

(a)   Save as provided hereinbelow, either Party shall have the option to terminate the lease only after completion of the Lock-in Period and on giving a prior written notice of six (6) months in writing.

(b)   Notwithstanding the provision for the Lock-in Period, in case of any breach of any terms, conditions, obligations, representations and warranties contained in the Lease Deed by either Party, the defaulting Party shall be given a notice of thirty (30) days by the non-defaulting Party of such default. In the event that the defaulting Party fails to rectify the breach within thirty (30) days from the receipt of the said notice, the non-defaulting Party shall be entitled to treat the lease as terminated at the expiry of the said thirty (30) days period.

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(c)   Irrespective of the Lock-In Period and notwithstanding anything contained elsewhere in this LOI, the Intending Sub Lessee shall be entitled to terminate the lease and/or this LOI immediately by giving a written notice to the Intending Sub Lessor, in the event the Intending Sub Lessor commits a breach of any of the terms and conditions of this LOI and/or the Intending Sub Lessor’s rights to the Demised Premises are unclear and/or receipt of an unsatisfactory due diligence report by the Intending Sub Lessor, and not as per satisfaction of the Intending Sub Lessee.

(d)   In case of termination of this LOI, the Intending Sub Lessor shall return the entire amount of the Security Deposit paid by the Intending Sub Lessee without any deductions.

Due Diligence

The Intending Sub Lessor undertakes to provide copies of all the original title deeds and/or documents pertaining to the Demised Premises including without limitation building permissions. The Intending Sub Lessor shall conduct a due diligence of the title documents and/or other documents relating to the Demised Premises and share the due diligence report with the Intending Sub Lessee on or before June 7, 2019.

The Parties agree that in case there is any unsatisfactory due diligence report as a result of the due diligence conducted by the Intending Sub Lessor, and which are not as per satisfaction of the Intending Sub Lessee, which requires the Intending Sub Lessee to terminate this LOI, the Intending Sub Lessor shall return the entire amount of the Security Deposit paid by the Intending Sub Lessee without any deductions.

Execution of the Lease Deed	Parties agree that the terms of this LOI supersede all the earlier understanding, written or oral, that may have been arrived between the Parties in connection to the Demised Premises. The Parties shall enter into a lease deed setting out the detailed understanding including the terms stated in this LOI (the “Lease Deed”). Notwithstanding the foregoing, this LOI shall remain binding on both the Parties till the Lease Deed is executed between the Parties. The Parties shall execute the Lease Deed within sixty (60) days from the execution of this LOI.
Jurisdiction and Governing Law	The LOI shall be governed by and construed in accordance with the laws of India and the Parties agree that all disputes pertaining to this LOI shall be subject to sole and exclusive jurisdiction of courts of Bangalore only.

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Accepted and agreed	Accepted and agreed

Authorized Signatory	Authorized Signatory
(For Incubex Business Consulting Services Limited)	(for Near India Private Limited)

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ANNEXURE A

OFFICE FLOOR PLAN

(as per the documents annexed on the following pages)

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